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                                                                   EXHIBIT 10.16


                                 PROMISSORY NOTE


THE PAYMENT OF THIS INSTRUMENT, BOTH PRINCIPAL AND INTEREST, AND ALL OTHER INDEBTEDNESS EVIDENCED HEREBY, IS SUBORDINATE, SUBJECT AND MADE JUNIOR IN RIGHT OF PAYMENT TO THE RIGHTS OF HEALTHCARE BUSINESS CREDIT CORPORATION, ITS SUCCESSORS AND ASSIGNS PURSUANT TO THE TERMS OF THE SUBORDINATION AGREEMENT ("SENIOR SECURED LENDER").


                           PSYCHIATRIC SOLUTIONS, INC.

                                SUBORDINATED NOTE

$2,000,000                                                       AUGUST 31, 2001

         PSYCHIATRIC SOLUTIONS, INC., a Delaware corporation ("PSI"), promises to pay to the order of BROWN SCHOOLS, INC. (together with each assignee, donee, successor or transferee thereof, the "HOLDER") at the address listed on the signature page hereto, or at such other address as the Holder of this Note may designate in writing to PSI, or its assigns, the principal sum of Two Million Dollars ($2,000,000) (the "PRINCIPAL AMOUNT"). Notwithstanding, the Principal Amount is subject to adjustment as set forth in Section 3.1(b) of that certain Asset Purchase Agreement dated July __, 2001 between, among others, Cypress Creek Hospital, Inc., West Oaks Hospital, Inc., and PSI Hospitals, Inc. (the "APA"). The Principal Amount, as adjusted, shall be paid together with interest on the adjusted Principal Amount from the date of this Note until such Principal Amount is paid in full, at the rate equal to nine percent (9%) per annum as provided herein (the "NOTE"). Interest will be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed, and be payable as set forth below.

         The Note shall mature and all principal and accrued but unpaid interest shall be and become immediately due and payable on August 31, 2005. Notwithstanding, principal and interest on the Note shall be payable as follows:
(a) no payment of principal or interest shall be paid prior to September 30, 2002 (provided, however, that interest on the Note shall accrete on a quarterly basis from the date hereof as additional principal of the Note in an aggregate principal amount equal to the amount of interest accrued but unpaid with respect to such quarter), (b) on September 30, 2002, and again on the final day of each subsequent calendar quarter through the quarter ending June 30, 2003, PSI shall pay the Holder an amount equal to the accrued but unpaid interest with respect to such quarter on the Note, and (c) on September 30, 2003, and again on the final day of each subsequent calendar quarter through the quarter ending June 30, 2005, PSI shall pay the Holder an amount equal to (i) the accrued but unpaid interest with respect to such quarter on the Note, plus (ii) one-eighth of the Principal Amount (as adjusted). This note is unsecured. This Note shall be prepayable, in part or whole.
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1.       SUBORDINATION.

         1.1 The payment of this Note, both principal and interest, is subordinate, subject to and made junior in right of payment to the rights of Senior Secured Lender pursuant to the terms and conditions of that certain Subordination Agreement dated as of even date herewith by and among Senior Secured Lender, PSI, and Holder.

2.       DEFAULT.

         2.1 The entire unpaid balance of the Principal Amount (as adjusted) and all interest accrued and unpaid on this Note shall, at the election of the Holder, be and become immediately due and payable upon the occurrence of any of the following events (each a "DEFAULT EVENT"):

                  2.1.1 The non-payment by PSI when due of principal or interest as provided in this Note, unless such delinquent payment is cured within five (5) days following delivery of written notice from the Holder.

                  2.1.2 Any breach by PSI of any representation, warranty, or covenant contained in this Note (including but not limited to a breach of Section 4 of this Note); unless such breach is cured within five (5) days following delivery of written notice from Holder.

                  2.1.3 Default with respect to indebtedness of at least One Million Dollars ($1,000,000) held by any creditor of PSI that results in the holder accelerating such indebtedness.

                  2.1.4 A Change of Control of PSI or its successor if and only if such Change of Control occurs after February 28, 2003. For purposes of this Section 2.1.4, a "Change of Control" shall include (i) the merger or consolidation with or into any person or entity in a transaction whereby (a) the shareholders of PSI (or its successor) immediately prior to the transaction do not continue to own at least fifty-one percent (51%) of the outstanding voting securities of the surviving company following the transaction, or (b) the shareholders of PSI (or its successor) immediately prior to the transaction do not collectively have the ability to appoint at least a majority of the Board of Directors of the surviving company following the transaction, or (ii) the sale, lease or other disposition of all or substantially all the assets of PSI and its subsidiaries to any person.

                  2.1.5 If PSI (i) applies for or consents to the appointment of, or if there shall be a taking of possession by, a receiver, custodian, trustee or liquidator for PSI or any of its property; (ii) adopts a plan of liquidation; (iii) becomes generally unable to pay its debts as they become due;
(iv) makes a general assignment for the benefit of creditors or becomes insolvent; (v) files or is served with any petition for relief under the Bankruptcy Code or any similar federal or state statute; or (vi) has any attachment or levy made to or against any of its property or assets, and such judgment remains undischarged, unstayed or unreleased, as applicable for a period of forty-five (45) days.

         2.2 Upon the occurrence of a Default Event, the indebtedness evidenced by this Note shall bear interest at the lesser of two percentage points (2%) in excess of the applicable interest rate


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on the Note per annum or the Highest Lawful Rate (as defined below). The Holder shall be entitled to collect all costs and expenses of collection and/or suit including, but not limited to, reasonable attorneys' fees.

         2.3 Each right, power or remedy of the Holder upon the occurrence of any Default Event as provided for in this Note or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Note or now or hereafter existing at law or in equity or by statute, and the exercise or beginning of the exercise by the Holder or transferee hereof of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Holder of any or all such other rights, powers or remedies.

3. CHANGE OF CONTROL. In the event of a merger, consolidation, sale/lease of assets, or any other type of transaction such that a person or entity other than PSI becomes the successor to all or substantially all of the assets of PSI, PSI shall cause its successor to execute an Assumption Agreement (in form reasonably satisfactory to Holder) whereby such successor will assume the obligations of PSI under this Note.

4. DIVIDENDS. Prior to September 30, 2002, PSI (or its successor) will not declare or pay any dividends unless such declaration or payment is approved by the Senior Secured Lender. During the term of this Note after such date, PSI (or its successor) will not declare or pay any dividends unless PSI (or its successor) is current in all payments of principal and interest required by this Note.

5. FAILURE TO ACT AND WAIVER. No failure or delay by the Holder to insist upon the strict performance of any term of this Note or to exercise any right, power or remedy consequent upon a default hereunder shall constitute a waiver of any such term or of any such breach, or preclude the Holder from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Note, the Holder shall not be deemed to waive the right to require payment when due of all other amounts payable under this Note, or to declare a default for failure to effect such payment of any such other amount. The failure of the Holder of this Note to give notice of any failure or breach of PSI under this Note shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach.

6. NOTICES. All notices and communications under this Note shall be in writing and shall be either delivered via facsimile or in person or accompanied by a signed receipt therefore or mailed first-class United States certified mail, return receipt requested, postage prepaid, and addressed to PSI at its principal executive office and to Holder at the address listed on the signature page hereto or such other actual address of Holder known to PSI's Chief Financial Officer. Any notice of communication shall be deemed given and received as of the date of such delivery or mailing.

7. USURY. Regardless of any provisions contained in this Note or in any other documents and instruments referred to herein, Holder shall never be deemed to have contracted for or be entitled to receive, collect, or apply as interest on this Note any amount in excess of the Highest Lawful


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Rate, and in the event Holder ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to PSI. "HIGHEST LAWFUL RATE" shall mean the maximum non-usurious interest rate, if any, at any time or from time to time may be contracted for, taken, reserved, charged or received on the total indebtedness due under this Note under the Laws of the United States and the State of Texas applicable thereto which are presently in effect or, to the extent allowed by such applicable laws of the United States or the state of Texas, which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow. In determining whether or not interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, PSI and Holder shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and
(c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of this Note so that the interest is uniform throughout the entire term hereof.

8. AMENDMENT. No amendment, alteration or modification of this Note shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by each of the parties hereto.

9. GOVERNING LAW; VENUE. This Note shall be governed by an construed and enforced in accordance with the laws of the State of Texas. The parties expressly agree that this Note is entered into in Austin, Texas, and that all performance required hereunder is significantly connected therewith. Accordingly, venue for any action at law or equity arising or related to this Note shall be in a court of appropriate jurisdiction in Austin, Travis County, Texas.

10. WAIVER OF NOTICE. PSI hereby waives notice, presentment, demand, protect and notice of dishonor.

         IN WITNESS WHEREOF, PSI has caused this Note to be duly executed.

                            PSYCHIATRIC SOLUTIONS, INC.


                            By: /s/ Steven T. Davidson
                                ------------------------------------------------

                            Its:  Vice President
                                ------------------------------------------------


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